Trinseo Announces the Retirement of Stephen M. Zide and Christopher D. Pappas from its Board of Directors

Company appoints Jeanmarie Desmond and Matthew Farrell to Board of Directors

BERWYN, Pa. – Tuesday, September 29, 2020

Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders, and synthetic rubber, announced that two members of its board of directors, Stephen M. Zide and Christopher D. Pappas, have decided to retire from the board effective September 30, 2020. In light of Mr. Zide’s and Mr. Pappas’ decisions, the board has appointed Jeanmarie Desmond and Matthew Farrell as their replacements, effective October 1, 2020 and November 1, 2020, respectively.

“On behalf of the Company and the board, I want to thank Steve and Chris for their leadership and dedication to Trinseo over the past 10 years,” said Frank Bozich, President and CEO, Trinseo. “They were both founding members of our board, and our success would not have been possible without them. I am personally thankful for their guidance and direction over the years and during my onboarding into the company.”

Mr. Zide has served as Chairman of the Board since 2010. Mr. Pappas served as the Company’s President and Chief Executive Officer from 2010 until his retirement in 2019 and has also been on the board of directors since 2010. As the board’s longest-tenured members, Mr. Zide and Mr. Pappas were instrumental in transitioning Trinseo from a carve-out business into a fully independent standalone public company.

“I’m grateful for the strong foundation that Mr. Zide and Mr. Pappas have created which continues to serve the Company,” Bozich continued, “Moving forward, we are excited to welcome Jeanmarie and Matthew to the board as we embark on a very exciting future and set out to achieve our strategic objectives and our recently announced sustainability goals. Their combined experience in the chemical space will be invaluable to our continued growth and innovation as a materials solutions provider.”

About the Incoming Directors

Jeanmarie Desmond is the former Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc. and has previously served as Vice President and Co-Controller for DowDuPont and as finance leader for the Specialty Products division following the merger of DuPont with Dow Chemical. Ms. Desmond brings substantial finance experience and extensive experience in the chemicals industry to the board of directors.

Matthew Farrell is the Chairman, President and Chief Executive Officer of Church & Dwight Co. Inc., serving since 2016 and as Chairman since 2019. Mr. Farrell served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at Church & Dwight since 2014, and as its Chief Financial Officer since 2006. Mr. Farrell brings to the board of directors his experience as a chief executive officer, substantial financial and audit expertise and experience in the chemicals, industrial goods and consumer products industries.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.8 billion in net sales with 2,700 employees globally in 2019. For more information, please visit: www.trinseo.com.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” including, without limitation, statements concerning plans, objectives, goals, projections, expectations, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “estimate,” “will,” “may,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding the impact from the COVID-19 pandemic, the Company’s business, the economy and other future conditions. Specific factors that could cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, risks related to the ongoing impact of the COVID-19 pandemic and those discussed in the Company’s Annual Report for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”), in subsequent Quarterly Reports on Form 10-Q and in other filings and furnishings made by the Company with the SEC from time to time. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance. As a result of these or other factors, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and are not a guarantee of future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.